SECOND AMENDMENT TO
DEVELOPMENT AND LICENSE AGREEMENT

THIS AGREEMENT is made, entered into and effective as of the 18th day of March 2005 between and among Axion Power International, Inc. (“Axion”), a corporation organized under the laws of the State of Delaware, C and T Co. Inc., (“C&T”) a corporation organized under the laws of the Province of Ontario, Canada, and the persons who collectively own 100% of the issued and outstanding common stock of C&T (“C&T Shareholders”).

WHEREAS, between November 15, 2003 and January 9, 2004 Axion and its wholly owned subsidiary negotiated a series of agreements to purchase all of the issued and outstanding common stock of C&T, free and clear of all encumbrances and corporate obligations of C&T, in exchange for a consideration that included $1,794,000 in cash that would be payable in installments and 1,562,900 capital warrants that would each represent the two-year right to purchase one Axion share at a price of $2.00 per share; and

WHEREAS, after giving effect to the required warrant issuances and cash payments, Axion owes $1,100,500 for balance of the purchase obligations and the parties have agreed to settle and fully satisfy the remaining obligations for a consideration consisting of $100,500 in cash and 100,000 shares of Axion’s 8% Convertible Senior Preferred Stock; and

WHEREAS, C&T, the C&T Shareholders and C&T’s directors, officers and affiliates have agreed to acknowledge and memorialize their continuing obligations to deliver certain intellectual property to Axion and assist in efforts to develop and commercialize the E3Cell Technology;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Parties agree as follows:

ARTICLE I
INTEGRATION OF AGREEMENTS BETWEEN THE PARTIES

1.1 Integration of Agreements. This Agreement is an amendment, continuation and extension of a business relationship established between November 15, 2003 and January 9, 2004. The documents identified below (collectively the “Prior Agreements”) establish and define the terms of the parties’ relationship with each other:

•	A Development and License Agreement between C&T and Axion dated November 15, 2003;

•	A letter of clarification from Axion to C&T dated November 15, 2003;

•	A letter of amendment from Axion to C&T dated November 17, 2003;

•	A First Amendment to Development and License Agreement dated January 9, 2004; and

•	A Dispute Resolution Memorandum dated January 25, 2005.

Except to the extent that the terms of any Prior Agreements are amended by the express terms of a later agreement, such Prior Agreements are intended to continue in full force and effect. In the event of an inconsistency between the Prior Agreements and this Agreement, the contracts shall be interpreted in a manner that will give fair application to all agreements between the parties. If provisions of any agreements between the parties are inconsistent with the terms of an earlier agreement, the terms of the later agreement shall be given priority. To the extent possible, the agreements between the parties are to be interpreted as an integrated whole and if any terms are held to be invalid; the remainder shall not be affected thereby. By execution of this Agreement, C&T and Axion expressly affirm their mutual intention to fully comply with all applicable requirements of the Prior Agreements.

ARTICLE II
SATISFACTION OF CERTAIN OBLIGATIONS
2.1 Delivery of Cash Payment. Upon execution of this Agreement, Axion shall pay $100,500 to such account or accounts as may be designated by C&T in final satisfaction of all debts owed to C&T under the Development and License Agreement and the prior amendments thereto.

2.2 Issuance of Preferred Stock. Upon execution of this Agreement, Axion shall issue 100,000 shares of its 8% Convertible Senior Preferred Stock (the “Preferred Stock”) to C&T’s creditors and shareholders in such numbers as C&T may direct. The Preferred Stock is more fully described in Axion’s Private Placement Memorandum dated February 16, 2005, copies of which have been provided to C&T and each person who is entitled to receive shares of Preferred Stock pursuant to the provisions of this paragraph. As a condition to the distribution of the shares of Preferred Stock pursuant to the requirements of this paragraph, each creditor and each C&T Shareholder shall be required to complete and execute a Stock Purchase Agreement and Investment Representation Letter in the form attached as Exhibit C to the memorandum.

2.3 Release of Security Interest. Subject only to the payment of the cash balance specified in paragraph 2.1, the issuance and delivery of certificates for the Preferred Stock specified in paragraph 2.2, C&T declares that the purchase money security interest specified in paragraph 3.1 of the First Amendment to Development License Agreement dated January 9, 2004 has been satisfied by Axion and is hereby released by C&T. From and after the payment of the referenced consideration Axion shall be the sole and exclusive owner of all right title and interest in the patents, know-how and other intellectual property embodied in the E3Cell Technology, including:

•	All rights to exploit the Intellectual property for any purpose and in any market worldwide;

•
All rights, powers and privileges that C&T has or may have under any pre-existing license or other agreements that grant any person other than Axion any right to exploit all or any part of the Intellectual Property for any purpose; and

•
All rights to fixed or contingent license fees, royalties or other payments of any nature that C&T has or may have under any pre-existing license or other agreements that grant any person other than Axion any right to exploit all or any part of the Intellectual Property for any purpose.

ARTICLE III
IMPLEMENTATION OF ASSET TRANSFER

3.1 Assignment of Patents and Patent Applications. Upon C&T’s receipt of the cash payment specified in paragraph 2.1 together with proof of Axion’s delivery of certificates for the shares of Preferred Stock specified in paragraph 2.2, C&T shall promptly transfer to Axion by appropriate assignments all patents and all patent applications owned by C&T that relate in any way to the E3Cell Technology.

3.2 Warranty of Title. C&T hereby warrants that with the exception of:

(a)
any rights previously conveyed to Chip Taylor in Trust under the terms of a Joint Venture Agreement dated December 23, 1999, which was amended on November 26, 2000 and subsequently terminated by C&T on June 24, 2003; and

(b)
any rights previously conveyed to Mega-C Technologies, Inc. and Mega-C Power Corporation under the terms of an Agreement of Association dated April 2, 2002 which was subsequently terminated by C&T on June 24, 2003;

it has clear and unencumbered title to the patents, know-how and other intellectual property embodied in the E3Cell Technology; it has not granted any license or other rights to the patents, know-how and other intellectual property embodied in the E3Cell Technology to any other person or entity; and it has not conveyed or transferred any ownership interest in the patents, know-how and other intellectual property embodied in the E3Cell Technology to any person or entity. C&T further warrants that the agreements referred to in subparagraphs (a) and (b) above, complete copies of which have previously been provided to Axion, fairly represent all material terms of the agreements between the parties thereto and have not been amended in any respect.

3.3 Assignment of Other Assets. Upon C&T’s receipt of the cash payment specified in paragraph 2.1 together with proof of Axion’s delivery of certificates for the shares of Preferred Stock specified in paragraph 2.2, C&T shall promptly assign, transfer, convey and deliver to Axion, all right, title, interest and benefit, including all of C&T’s right, title, interest and benefit, of whatever kind and nature, real, personal and mixed, tangible and intangible, whether or not reflected on C&T’s books and records, known or unknown, accrued, absolute, contingent or otherwise, in and to the assets, properties and rights owned by C&T, free and clear of and expressly excluding all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of C&T) (the foregoing collectively referred to as "Encumbrances") including, without limitation:

(a)
all interests of C&T as tenant under any leases or subleases of real estate, including any leasehold improvements owned by C&T, and any and all amendments, modifications, supplements, renewals and extensions thereof;

(b)
all of the equipment owned by C&T and used in the operation of its business including, but not limited to laboratory equipment, office equipment, office furnishings and other tangible personal property owned by C&T, provided that the foregoing conveyance shall not extend to certain tangible personal property owned by C&T Labs, Inc., an affiliate of C&T, which will be the subject of a separate contract;

(c)
all rights of C&T under any contracts and agreements with technical development partners, employees and consultants, but only to the extent that such rights would or might otherwise preclude the establishment of new relationships between Axion and the counterparties to such contracts and agreements, it being expressly understood that Axion is assuming no duty or responsibility to any such counterparty by virtue of this agreement and shall have no duty of performance with respect thereto.

(d)
all patents, copyrights, trademarks, trade names and service marks used by C&T, whether registered or unregistered, including but not limited to any and all rights C&T may have or be able to assert with respect to Axion’s pending trademark registrations for the word “E3Cell” and all of the rights associated therewith, including any and all applications, registrations, extensions and renewals thereof;

(e)
all engineering specifications, laboratory notebooks, laboratory and technical reports, plans, drawings, diagrams, computer media and other books and records of any form or nature owned by C&T and relating to the E3Cell Technology or the prior operations of C&T, provided, however, that Axion agrees to give C&T’s authorized representatives reasonable access, at C&T's expense, to all of C&T’s tax returns and financial records for a period of three years from the date hereof;

All of the foregoing assets, properties and contract rights to be transferred to Axion hereunder are collectively referred to as the “Other Assets.” Anything in the foregoing to the contrary notwithstanding, there shall be excluded from the Other Assets (i) cash and cash equivalents held by C&T on the date of this Agreement or received by C&T pursuant to the provisions of paragraph 2.1; (ii) accounts receivable for services provided by C&T to Axion prior to the date of this Agreement; and (iii) the specific items of tangible personal property identified in Schedule A attached hereto.

3.4 Instruments of Transfer. Upon C&T’s receipt of the cash payment specified in paragraph 2.1 together with proof of Axion’s delivery of certificates for the shares of Preferred Stock specified in paragraph 2.2, C&T will deliver Axion (i) such deeds, bills of sale, assignments, endorsements, checks and other good and sufficient instruments of sale, transfer and conveyance, in such form and substance as Axion shall reasonably request and consistent with all applicable law, as shall be effective to vest in Axion all right and title to, and interest in, the E3Cell Technology and the Other Assets free and clear of all encumbrances; and (ii) all contracts and commitments, instruments, books and records and other data being conveyed hereunder and relating to the E3Cell Technology and the Other Assets, and, simultaneous with such delivery, C&T will take such steps as may be reasonably required to put Axion in actual possession and operating control of the E3Cell Technology and the Other Assets. At any time and from time to time thereafter, on Axion’s reasonable request, C&T will execute, acknowledge and deliver such further deeds, assignments and transfers and take such actions as may be required in conformity with this Agreement for the adequate assignment, transfer, and grant to Buyer of the E3Cell Technology and the Other Assets.

ARTICLE IV
CONTINUING OBLIGATIONS OF THE PARTIES

4.1 Obligations Respecting Certain Contracts. Upon execution of this Agreement C&T shall terminate all employment and consulting agreements with its scientific, research, administrative and management personnel. In connection therewith, C&T will use its best efforts to encourage all former C&T employees and consultants who either work at 100 Caster Avenue or are necessary for the proper development of the E3Cell Technology to become direct employees of or consultants to Axion. Without limiting the generality of the foregoing, C&T will cooperate fully in transitioning all necessary scientists, technicians and management over to a formal status as Axion employees; and the benefit of all secrecy agreements previously signed by C&T employees and consultants that relate in any way to the E3Cell technology or the intellectual property embodied therein will be assigned to Axion.

4.2 Obligations Respecting Technology Transfer. The execution of this Agreement and the performance of the obligations set forth herein shall not in any manner reduce C&T’s continuing obligation to completely transfer the intellectual property embodied in or necessary for the effective use of the E3Cell Technology to Axion. Without limiting the generality of the foregoing, the technology transfer and information delivery obligations of C&T specified in the Development and License Agreement shall continue in full force and effect until all engineering specifications, laboratory notebooks, laboratory and technical reports, plans, drawings, diagrams, computer media and other books and records of any form or nature owned by C&T and relating to the E3Cell Technology have been delivered to Axion, the required technology transfer has been successfully completed and Axion has actual and effective possession of all experience, know-how and other intellectual property owned by C&T. Each director, officer or employee of C&T who is entitled to receive shares of Preferred Stock pursuant to the provisions of paragraph 2.2 shall agree that he will, to the extent deemed reasonably necessary by Axion, actively participate and fully cooperate and use his best efforts to cause all other necessary parties to actively participate and fully cooperate in the transfer of all such property to Axion.

4.3 Obligations Respecting Technology Development. Each director, officer or employee of C&T who is entitled to receive shares of Preferred Stock pursuant to the provisions of 2.2 shall agree that he will, to the extent deemed reasonably necessary by Axion, actively participate and fully cooperate and use his best efforts to cause all other necessary parties to actively participate and fully cooperate in the future development of the E3Cell technology until the E3Cell is “commercializable,” as that term is defined in the Development and License Agreement.

4.4 Obligations Respecting Non-employee Consultants. If and to the extent that the technology transfer obligations of paragraph 4.2 or the technology development obligations of 4.3 require the services of one or more former C&T employees who have not been retained as continuing Axion employees, then Axion shall be obligated to hire such individuals as independent consultants and to pay them for services actually and necessarily rendered at an hourly rate that is determined by current market conditions and scales for similar work as determined by Human Resources and Skills Development Canada. In connection therewith, C&T will use its best efforts to encourage all former C&T employees to enter into appropriate consulting agreements with Axion and cooperate fully in Axion’s efforts to ensure that such consultants provide the required services in a timely and cost effective manner.

4.5 Obligations Respecting Patent Matters. All obligations of C&T relating to the diligent pursuit of patent protection for the inventions and other intellectual property embodied in the E3Cell Technology; cooperation in connection with the filing of additional patent applications; cooperation in connection with future patent litigation and cooperation in connection with Axion’s efforts to acquire other complementary or competitive technology in order to solidify Axion’s intellectual property platform shall survive the execution of this Agreement and the performance of the conditions herein set forth for a period of five years. Without limiting the generality of the foregoing, each director, officer or employee of C&T who is entitled to receive shares of Preferred Stock pursuant to the provisions of 2.2 shall agree that he will, to the extent deemed reasonably necessary by Axion, actively participate and fully cooperate and use his best efforts to cause all other necessary parties to actively participate and fully cooperate in Axion’s efforts to acquire any competitive or complimentary technologies or patents that are or may be more readily available to such persons.

4.6 Obligations Respecting Representations and Warranties. All representations and warranties of Axion (Ontario) and C&T as specified in the Development and License Agreement shall survive the execution of this Agreement and the performance of the conditions herein set forth for a period of two years.

4.7 Obligations Respecting Competitive Activities. Each director, officer or employee of C&T who is entitled to receive shares of Preferred Stock pursuant to the provisions of paragraph 2.2 shall agree, in connection with the distribution of such shares to him, that for a period of five years from the date of this Agreement he will not, without disclosure to and approval of Axion, which may not be unreasonably withheld, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, joint venture partner, consultant or otherwise) any firm, partnership, association, corporation, business organization, entity or enterprise that is engaged in a business that is directly competitive with Axion.

4.8 Obligations Respecting Indebtedness. Axion shall not assume any responsibility for any existing debts or obligations of C&T that are not specifically enumerated herein. All such debts and obligations shall be the sole responsibility of and paid by C&T. Each of the directors, officers and employees of C&T who are entitled to receive shares of Preferred Stock pursuant to the provisions of paragraph 2.2 shall indemnify and hold Axion harmless from and against any and all losses, claims, damages and liabilities of any nature, including attorney’s fees, associated with or arising from the separate indebtedness of C&T.

4.9 Obligations Respecting Litigation. Axion, C&T and certain of their respective directors, officers and affiliates have been named as co-defendants in certain pending lawsuits and Axion is presently paying all of the costs associated with or arising from such litigation. Axion will continue paying the reasonable costs of a common defense for so long as the activities necessary for the proper preparation and presentation of C&T’s case are not materially different from the activities necessary for the proper preparation and presentation of Axion’s case. Axion and C&T expressly acknowledge that no information delivered to their joint legal counsel in connection with the pending litigation can be treated as confidential so far as any of the other parties are concerned and that, if a conflict develops which cannot be resolved, their joint legal counsel may not be able to continue to act for all of them and may have to withdraw completely. In the event of such a conflict, no matter what that conflict may consist of, Axion may, in its absolute discretion instruct the parties joint counsel to cease acting for C&T or any of its directors, officers and employees and continue to act as counsel for Axion and the remaining parties. If any party is disqualified from participating in a joint defense, then all of the costs arising from the retention of separate counsel shall be the sole responsibility of the disqualified party. To the extent that new claims are asserted against C&T, any its directors, officers and employees or the E3Cell technology, but not against Axion, then Axion shall have the right but not the duty to assume principal responsibility for the defense of such new claims. Notwithstanding its payment of the costs of a common legal defense, Axion shall not be required to indemnify C&T or any of its directors, officers and employees unless Axion’s board of directors subsequently determines such indemnification is both permissible and proper under the totality of the circumstances.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date set forth above.

	AXION POWER INTERNATIONAL, INC.		INDIVIDUAL C&T SHAREHOLDERS:

By:	/s/ Charles Mazzacato	By:	/s/ Igor Filipenko
	Authorized Officer: Charles Mazzacato		IGOR FILIPENKO, Attorney-in-fact for all
	I have power to bind the corporation		C&T Shareholders under duly executed and
acknowledged powers of attorney
C AND T CO. INC.

By:	/s/ Andriy Malitskiy
Authorized Officer: Andriy Malitskiy
I have power to bind the corporation